Exhibit 5.1

Goodwin Procter llp Counselors at Law Three Embarcadero Center, 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041
April 15, 2009
AVANIR Pharmaceuticals, Inc.
101 Enterprise, Suite 300
Aliso Viejo, California 92656

Re:	Post-Effective Amendment No. 1 to Form S-8
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-83089, 333-84183, 333-38094, 333-108716, 333-125743, 333-144221 and 333-150253 (the “Registration Statements”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of up to 8,137,411 shares of Common Stock, $0.0001 par value per share (the “Shares”), of AVANIR Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 1994 Stock Option Plan, Amended and Restated 1998 Stock Option Plan, Amended and Restated 2000 Stock Option Plan, Amended and Restated 2003 Equity Incentive Plan and Amended and Restated 2005 Equity Incentive Plan (the “Plans”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons

April 15, 2009

whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER llp